Prospect Capital Provides Acquisition and Growth Financing to Ken-Tex

NEW YORK, NY -- 06/05/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided growth financing of approximately $10.8 million to Ken-Tex Energy Corp. ("Ken-Tex"), located in Dallas, Texas.

Founded in 1995, Ken-Tex is an independent energy company engaged in the development and production of crude oil and natural gas hydrocarbons in East Texas. Ken-Tex owns 18,000 net acres in the Brookeland Field in San Augustine, Jasper, and Angelina Counties in the vicinity of the Sam Rayburn Reservoir. The Brookeland Field is part of the Austin Chalk play, a prolific, fractured oil reservoir stretching from Texas to Louisiana. Ken-Tex focuses on the drilling of K-lateral wells in new and existing wellbores to maximize recovery of leased reserves. Ken-Tex is led by Samuel Spicer, who has more than two decades of experience in the oil and gas industry, and who serves on the board of directors of Sovereign Bank in Dallas.

Ken-Tex is utilizing Prospect's financing for the acquisition of a larger working interest in its leasehold, the drilling of additional K-laterals, and the acquisition of adjacent leases. Prospect's co-investor is an affiliate of Petro Capital Group, an experienced investment firm in Dallas. Prospect's investment is in the form of a senior secured debt instrument with a first lien on all assets of Ken-Tex, including receivables, wells, leases, pipelines, and other surface infrastructure. Prospect has received a significant overriding royalty interest and net profit interest as part of its investment.

"Prospect Capital is an ideal partner for our growth and development needs," said Samuel Spicer, CEO of Ken-Tex.

"Given the management team's track record, we are pleased to be supporting its capital requirements," said David Belzer, a managing director with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577